Exhibit (K)(1)

American Stock Transfer                                         59 Maiden Lane
& Trust company                                             New York, NY  10038
                                                                   212-936-5100
                                                             Fax:  718-236-4588

                                                       June 28, 2002

Mr. Tom Doodian
Hyperion Fund
One Liberty Plaza
165 Broadway, 36th Floor
New York, NY 10006-1404

Dear Mr. Doodian:

     This will confirm our agreement whereby American Stock Transfer & Trust Company will provide Land Lease Hyperion High Yield CMBS, Inc. with complete Registrar and Transfer Agent services free of charge. The only charges will be out-of-pocket expenses such as postage and stationary for mailings to all your shareholders.

     All of the following services are included in our flat monthly fee:

CERTIFICATES

o Issuing and registering all stock certificates.

o Issuing stock options shares electronically through the DWAC system.

o Processing legal transfers and transactions requiring special handling.

o Requesting opinion from company's counsel for restricted shares.

o Mailing certificates to shareholders as a result of transfers.

o Providing e-mail access for the same day issuance for original issuance.

o Providing daily reports of processed transfers.

ACCOUNT MAINTENANCE

o Maintaining all shareholder accounts.

o Placing, maintaining and removing stop transfers.

o Social Security solicitation.

o Providing a general 800 number for shareholder inquiries.

o Handling shareholder/broker inquiries, including Internet correspondence.

o Issuance of audit confirmations to company's auditors.

ANNUAL SHAREHOLDER MEETING

o Soliciting proxy votes for routine meetings.

o Imprinting shareholders' names on proxy cards.

o Mailing material to shareholders.

o Enclosing multiple proxy cards to same household in one envelope.

o Receiving remote electronic transmissions from ADP/IECA.

o Transmitting daily proxy tabulation reports to the company via facsimile or telephone.

o Verifying broker bills.

PROXY DISTRIBUTION AND TALLYING

o Tabulating proxies.

o Internet proxy voting (www.voteproxy.com). AST can be contacted via the Internet at our website: www.amstock.com and can receive e-mail at info@amstock.com.

o Preparing final Proxy Tabulation Reports.

CASH DISTRIBUTION PAYMENTS

o Preparing and mailing checks to shareholders.

o Inserting all required enclosures.

o ACH/Direct Deposit services.

o Issuing replacement checks.

o Maintaining Postal return items.

o Reconciling checks.

o Providing check registers to company.

DIVIDEND REINVESTMENT PLAN ADMINISTRATION

o Opening and maintaining participant accounts.

o Acknowledging and processing reinvestment, direct debit and optional cash payments.

o Mailing quarterly dividend reinvestment statements.

o Corresponding with plan participants.

o Mailing proceeds to plan participants liquidating or terminating the plan.

o Mailing year-end tax information to plan participants and the IRS.

o Providing periodic investment reports to the company.

TAX FORMS

o Mailing year-end 1099 forms to shareholders.

o Furnishing year-end 1099 forms to shareholders.

o Replacing lost 1099 forms to shareholders.

o Escheatment reports furnished to various state agencies.

LISTS AND MAILINGS

o Monitoring and suppressing undeliverable mail until correct address is located.

o Furnishing unlimited shareholder lists, in any sequence.

o Providing geographical detail reports of stocks issued/surrendered for a specific period.

REMOTE ACCESS

     AST provides its clients with remote access to shareholder  records through
a. secure connection to our website. You can quickly access any type of shareholder data and print out the various reports you need instantly from your offices. Utilizing this feature will make our services appear as if we were located in your own offices.

     The process of transferring the account to us is simple. You do not have to print new stock certificates. The banknote company will imprint our name on the existing stock certificates and we will continue the transfers without interruption. Your previous agent will forward a computer tape to us which we will convert overnight. At that point, we will be privileged to all the records that your previous agent kept. No information will be lost in the transition.

     If the above meets your approval, kindly sign where indicated and return one copy to us for our records.



                                                   Very truly yours,

                                                   AMERICAN STOCK TRANSFER
                                                   & TRUST COMPANY


                                                   Michael Karfunkel
                                                   President


AGREED TO AND ACCEPTED
THIS 28th DAY OF JUNE 2002

LEND LEASE HYPERION HIGH YIELD CMBS FUND. INC.



----------------------------
Thomas F. Doodian
Treasurer